SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 3, 2003

EntreMed, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-20713	58-1959440

(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Medical Center Drive, Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 864-2600

(NOT APPLICABLE)

(Former name or former address, if changed since last report)

Item 5. Other Events

Pursuant to a Securities Purchase Agreement by and among EntreMed, Inc. (the “Company”) and certain institutional investors (the “Purchasers”) dated as of November 3, 2003 (the “Purchase Agreement”), attached hereto as Exhibit 99.2, the Company issued to the Purchasers in a private placement an aggregate of 5,250,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) and warrants to purchase up to 787,501 shares of Common Stock (the “Warrants”). The offering resulted in gross proceeds to the Company, prior to the deduction of fees and commissions, of approximately $22,312,500. The net proceeds from the offering will be used by the Company for working capital needs and other general corporate purposes.

The Warrants are exercisable until November 3, 2008, at an exercise price per share of $5.00. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are both subject to adjustment in certain circumstances which would otherwise have the effect of depriving the Warrant holders of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

As part of the offering, the Company agreed to register for resale under the Securities Act of 1933 all of the shares of Common Stock issued in the offering, as well as shares of Common Stock issuable upon exercise of the Warrants.

Rodman & Renshaw acted as placement agent for this transaction and received a fee of 4% of the aggregate proceeds. Ferghana Partners also advised the Company in connection with this transaction and received a financial advisory fee of 3% of the aggregate proceeds.

On November 3, 2003 the Company issued a press release relating to the offering, a copy of which is also included as an exhibit to this report and incorporated herein by reference.

Exhibits

99.1	Press Release dated November 3, 2003

99.2	Securities Purchase Agreement by and among EntreMed, Inc., and certain institutional investors named therein, dated as of November 3, 2003

99.3	Form of Warrant

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTREMED, INC

Date: November 4, 2003	By:	/s/ Neil J. Campbell

Neil J. Campbell President and Chief Operating Officer